Exhibit 99.2

FINAL TRANSCRIPT

Event Transcript

ANDW - Q1 2004 ANDREW CORP Earnings Conference Call

Event Date/Time: Feb. 02. 2004 / 9:00AM ET

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ANDW - Q1 2004 ANDREW CORP Earnings Conference Call

CORPORATE  PARTICIPANTS

Scott Malchow

Andrew Corporation - Investor Relations

Ralph Faison

Andrew Corporation - President, CEO, Director

Marty Kittrell

Andrew Corporation - CFO

CONFERENCE  CALL  PARTICIPANTS

Michael Walkley

RBC Capital - Analyst

Arunda Bassu

Morgan Stanley - Analyst

Rich Valera

Needham & Co. - Analyst

Sam May

Piper Jaffray - Analyst

Mark Jordan

A.G. Edwards - Analyst

Brian Modoff

Deutsche Bank - Analyst

Lawrence Harris

Oppenheimer & Co. - Analyst

John Bucher

Harris Nesbitt - Analyst

Voitek Ustela

Stearns - Analyst

Shawn Slayton

Ferris, Baker Watts - Analyst

PRESENTATION

Operator

Welcome to the Andrew Corporation fourth-quarter FY 2004 earnings release conference call. At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session.  (OPERATOR INSTRUCTIONS) Please note that this conference is being recorded. I would now like to call the call over to Mr. Ralph Faison, President and Chief Executive Officer of Andrew Corporation. Mr. Faison, you may begin.

Scott Malchow - Andrew Corporation - Investor Relations

Good morning, this is Scott Malchow. This morning we will discuss Andrew Corporation’s first-quarter ended December 31, 2003 results. With me today is Ralph Faison, President and Chief Executive Officer, and Marty Kittrell, Chief Financial Officer. Before we begin the call I would like to remind everyone of our Safe Harbor statement regarding forward-looking comments.

Some of the statements made in this conference call are forward-looking statements and we caution our stockholders and others that these statements involve certain risks and uncertainties. Factors that may cause actual results to differ from expected results include the Company’s ability to integrate acquisitions, and to realize the anticipated synergies and cost savings, The affects of competitive products and pricing, economic and political conditions that may impact customers’ ability to fund purchases of our products and services, the Company’s ability to achieve the cost savings anticipated from cost reduction programs, fluctuations in international exchange rates, the timing of cash payments and receipts, end use demands for wireless communications services, the loss of one or more significant customers and other business factors such as litigation agreements.

Investors should also review other risks and uncertainties discussed in company documents filed with the Securities and Exchange Commission. Financial statements for the first quarter of fiscal 2004 were included with our release that was sent this morning and in the 8-K that will be subsequently filed with the SEC. If you have not yet received a copy of today’s press release, please visit our website it www.andrew.com or contact the Investor Relations Department at 800-232-6767. With that said I would now like to turn the call over to Ralph.

Ralph Faison - Andrew Corporation - President, CEO, Director

Thank you, Scott, and welcome, everyone, to Andrew’s first-quarter fiscal 2004 results call. Let me cover a few highlights first. We achieved the high end of our previously revised guidance. If you recall, we revised our guidance on the revenue side to 400 to 410, that’s up from the initial guidance of 320 million to 350 million. And we revised the earnings guidance from 6 — or from 1 to 4 was the original guidance to 6 to 8 cents per share, that’s excluding the restructuring charges and intangible amortization.

We had record net sales of 411 million, that’s increased 19 percent sequentially and 61 percent year-over-year. And I’d like to point out that this is the fourth consecutive quarter of a book-to-bill ratio equal to or greater than 1. In addition, post the end of the quarter we settled our patent infringement issues with TruePosition. This was a patent infringement suit from December, 2001 with Allen Telecom that has now been settled. This should not have a material effect on the future operating results of Andrew. We’ll cover that in a little more detail a little later.

So let me go first to sales. First quarter net sales, as I mentioned, were a record $411 million, that’s up 19 percent over the prior quarter and 61 percent from the year ago quarter. These better than expected sales were driven by a continuation of the positive industry trends that we saw in the fourth quarter of last year, and we saw those continued throughout this quarter, our first-quarter.

Let’s turn to earnings. Earnings from a GAAP basis, net income for the first quarter was $3.8 million, that’s 2 cents per diluted share. Included in our GAAP net income was $9.4 million or, translated, 4 cents per share for intangible amortization. There was a pre-tax loss of $4.5 million or 2 cents per share for the sale of our television broadcast assets. And we also had a pre-tax charge of 700,000 for restructuring and 315,000 in dividend payments including a premium to convert our 7 3/4 percent preferred stock. We’ve included a table in a press release that will provide a lot more specificity for you in terms of the breakdown of those unique items.

Orders for the first quarter were also a record of $409 million and, as I pointed out before, that’s the fourth consecutive quarter where our book-to-bill has been equal to or greater than 1. We’ve got increased comfort level with this order to ratio that really gives us more confidence that this was not purely a year end capital budget spend by our operators — customers.

So let me turn a little bit to results by product group. The largest portion of our year-over-year sales increase was driven by the acquisition of Allen Telecom, and on a sequential basis sales increased across most major product groups. Let me start first with Base Station Subsystems. The sales increase here was — sequentially was driven by EOMs supporting increased operator CAPEX as they spend for network upgrades and expansions.

I would like to also point out that pricing trends in this product group have somewhat moderated as we continue to offer greater value proposition products. I’d point out two in particular; one is our digitally predistorted amplifiers that drive a great deal more efficiency and our competitive edge there. Second is our integrated product solutions. You may have noticed an example of that with our Samsung release announcement this past quarter where we are now providing an integrated amplifier radio product for their next generation base station.

Turning to Cable Products, sales increased sequentially driven by a 5 percent increase in unit volume. And during the quarter for cable we acquired the assets of Yantai Fine Cable Company and made a strategic investment in Andes International and its subsidiary PCT International. The combination of these two now gives us a complete end-to-end resolution for broadband cable TV, and of course leverages our existing RF cable competitive advantages into for us what is an untapped market.

Turning to the Antenna group and Wireless Innovations, sales in both of these groups increased sequentially driven by coverage applications for network expansion, and in Antenna specifically we acquired the Channel Master assets for approximately $18 million in cash. Channel Master was a manufacturer of high-volume antennas for VSAT and DBS market and of course this further increases our presence in these market areas. We also from the Antenna group sold some selected assets of the television broadcast assets to ERI. And of course this is continued rationalization for non-strategic and not underperforming assets for Andrew.

Turning to Network Solutions group, sales here were higher-than-expected but did decline as a percent of total sales compared to the prior quarter. Now, as I mentioned before, subsequent to close of the quarter, we have reached a settlement with TruePosition on the patent litigation that was initiated against Allen Telecom back in December of 2001. I’m very pleased to put this matter behind us and we look forward to a closer working relationship with TruePosition. And as I mentioned, this should not have a material effect on our future operating results. Inclusive within the arrangements with the agreement, we will also have the opportunity to manufacture certain geolocation hardware for TruePosition and we look forward to working closer with TruePosition in the future.

Let’s turn out to just a quick comment on the geography. Sales increased across all major regions. If we talk about customer mix, the top 25 customers this quarter represented 70 percent of total sales. Lucent and AT&T were each 10 percent or more customers in the quarter. In addition, while I’m on sales, I’d like just to mention, you may have seen the release, we have hired Roger Manka as our new Head of Worldwide Sales. Roger comes with over 20 years of experience starting out at U.S. Robotics and most recently with 3Com. We’re quite pleased to have Roger onboard with these sales efforts.

A few comments on our cost savings programs. If you recall, our two programs were targeting to result in annual savings of more than $100 million by 2005. Our September, 2002 restructuring program equated 47 million of that 100 million, and that’s primarily driven by a relocation of product lines into Reynosa, Mexico and Brno, Czech Republic. The Allen integration program equates to about $52 million worth of savings, and that’s driven by consolidation of essentially five separate Allen organizations or units into Andrew’s global shared services model.

Given the significant increases in unit volumes for certain new and existing product lines, and our two new facilities both, as I mentioned before, Reynosa and Brno, we have a temporary affect on the ability to complete our restructuring program by the end of the first-quarter. We’re now expecting that the majority of the restructuring startup costs associated with these facilities will be completed during the third quarter of fiscal 2004. Simply stated is as we’re getting an unexpected but welcome upshot in demand, we are delaying the move of some products to ensure that we meet customer needs, and we will now target to complete finally those moves during the third quarter.

So I’m pleased with the total cost savings program, and we’re still committed to achieving our fiscal year 2005 operating model. I’ll review that quickly. If you recall, that’s gross margins 28 to 30 percent, research and development the 6 to 7 percent range, sales and administrative 10 percent to 11 percent range, yielding operating and profit excluding intangible amortization and restructuring charges of 10 to 14 percent of revenue.

So just to kind of summarize the quarter, it’s a very good start to the fiscal year. We’ve seen strong top line growth driven by positive industry trends. We see subscriber growth continuing the need for additional network capacity driven by two factors — one, minutes of use on the voice side; two, continued nice growth on data usage. We’re very pleased with Verizon’s decision to do a 2004 rollout of EVDO, certainly raising the bar for all U.S. operators to compete. We’re pleased with China as it continues to spend in upgrading technologies and, of course, issuing new licenses driving spending there. And we’re certainly pleased with Europe and the increased intention of most operators to roll out their 3G services and seeing some growth there.

We certainly have made progress on our commitment to operational improvements. Our bottom line results demonstrate the initial signs of significant operating leverage as you see increased market demand. And of course we’re continuing our leadership, particularly in the area of the integrated products, and again I noted the Samsung release where we are now fully integrated with amplifier and radio in their next generation base station product.

Longer-term we do intend to continue to grow faster than the overall market really for three fundamental reasons — one is our R&D spending, continues at the two to three times level of our next nearest competitor; our ability to penetrate a greater proportion of the total addressable market, for instance as we add broadband, full swing capability to our Cable Products area; and then of course we’ll continue our leverage into core strengths in additional markets through acquisition. Convergence of wireless, wireline and cable TV certainly provide growth drivers for us to continue to leverage the core strengths of Andrew. So with that I’d like to turn it over to Marty for his results; a little deeper on the financial side.

Marty Kittrell - Andrew Corporation - CFO

Thanks, Ralph. I’m going to address my comments to some of the income statement items and then go over a few balance sheet items as well. Gross margins in the quarter were 25.3 percent compared to 28.3 percent in the prior quarter and 28 percent in the prior year. If you’ll recall from the guidance we gave for this first quarter, we had indicated that margins would be down at least a couple hundred basis points. Because of the spike in demand, particularly from a couple of the business units that carry margins below the corporate average, it actually came in at the 25.3.

We did have some continued startup costs with our two new manufacturing facilities and startup costs for some new productline. Increased product demand for both new and existing product lines have had the temporary effect of pushing out some of our startup costs into the third quarter. So we do anticipate that we’ll see a little lower margin in Q2 than we might have originally anticipated. Network Solutions, which is our highest gross margin product group, represented a lower percentage of the overall sales mix in the quarter, so that is also having some effect.

Operating expense (technical difficulty) and development was 6.2 percent of sales in the first-quarter. That’s down from 7.4 percent in the prior quarter and 7.8 percent in the year ago quarter, obviously reflecting some operating leverage on the higher sales. Sales and administrative costs were $52.5 million in the quarter or 12.8 percent. That’s also down a percentage point from our fourth quarter and a point and a half from the year ago quarter.

Once again, these operating expenses declined as a percentage of total sales due both to the higher sales we had in the quarter and some initial benefits from our cost savings programs. Most of you are aware that the bulk of our cost savings that result from the merger integrations don’t really take effect until the last half of this fiscal year, after we’ve had a chance to get SAP screwed into the various Allen operating locations.

Intangible amortization in the quarter was $9.4 million versus 8.2 million in the prior quarter and 3.7 in the prior year period. As we’ve indicated for the last few months, we anticipate the total amortization for fiscal ‘04, which most sales side analysts exclude from their models, but if you need to get to a GAAP number you have to include it — total amortization should be around $38 million in ‘04 before experiencing a fairly dramatic decline in ‘05, down to the range of $20 million or so.

Other income and loss in the period in the quarter had a $4.5 million pre-tax loss from the sale of selected broadcast television assets. The lion’s share of that loss, over $4 million of that loss related to a write-off of goodwill that was allocated to that productline. So really a non-cash item and that’s obviously why we added back to the earnings per share number excluding items. You can view it as the equivalent of additional amortization. If you exclude that, then we just about broke even on the sale of those assets, but we did have to write off some allocated goodwill.

Interest expense in the quarter was 3.9 million, up fairly significant compared to the prior year, and that’s due to the issuance of the convertible notes in August, 2003. Our tax rate for the quarter was around 35 percent, that compared to 35 percent in the fourth quarter. It’s up a little bit from the 30 percent in the prior year and that’s due to a higher mix of domestic taxable income predominately related to the Allen acquisition.

In terms of our balance sheet, cash and cash equivalents were around $220 million at December 31st. We used about $60 million of cash during the quarter. We do want to highlight where we used that cash. There was some cash usage to support the higher levels of working capital that went with the higher level of sales in the quarter. Receivables inventories were both up, although they were up within acceptable boundaries given our increase in sales during the December quarter and our guidance that we’re going to be giving for the March quarter. In addition, we did make two acquisitions and made a strategic investment in a third company. We did have CAPEX associated with our two new manufacturing facilities, and we paid down $12 million of debt.

Finally, we did have a partial funding of the pension plan that we had inherited at the time of the Allen acquisition. We inherited a pension plan that was underfunded, and in our annual report we had committed that we would be trying to fund that plan over the next two to three years while taking advantage of the limits on what’s deductible and what’s not deductible. So we made a $7.5 million pension contribution during the quarter. We would anticipate making roughly similar contributions each of the next couple of years. Obviously that depends on market performance and whether the plan attains fully funded status.

Accounts Receivable specifically were 380 million. DSOs were 83 days compared to 80 days. As long as we stay in the 80-day range plus or minus five days we feel that’s in the normal range, it’s within the historical range. There really were no particular issues why it was 83 days; it was a function of mix. Some of the higher sales we experienced in the quarter were going through channels that carry a little longer terms. Our quality of receivables in the quarter actually improved from September.

Inventory was $280 million. And as Ralph indicated, that’s about 4.3 turns compared to 4.2 turns during the September quarter. The turns were up very modestly. Inventories were up on a nominal or aggregate basis, really to prepare for the higher sales that we anticipate during the March quarter than traditionally we would anticipate. We did pay down debt during the quarter by $11 or $12 million. And debt to cap was a very conservative 17.5 percent at December 31st compared to 18.3 percent at September 30th.

In terms of our capitalization, we did have a couple of small transactions we want to make you aware of during the quarter. We converted an additional 23,000 preferred shares into 264,000 common shares. We made a small payment to induce that conversion. We also have about 161,000 preferred shares remaining under the 7 3/4 convertible preferred stock that was originally one million shares that we had inherited at the time of the Allen acquisition. I think we’ve indicated a number of times that the First Call data on those will be a year from now, February of ‘05, and any that are still out there at that time we would contemplate having forced conversion by February of next year.

We also repurchased 225,000 shares at an average price of 10.95 during the quarter. We did dip our toe in the water a little bit from the share repurchases when the stock was down around

$10. We have 13 million shares available for repurchase under our authorized share repurchase programs, and we’ll use that on an opportunistic basis in the future.

Now to talk about first-quarter guidance. We do want to be very clear on this. We expect sales to range from $350 to $380 million during the March quarter. Our second quarter guidance anticipates a somewhat less than traditional seasonal decline due to the continuation of positive industry trends. Ralph has already alluded to those trends. Many of you have seen announcements by — ranging from Nortel to others that in essence business continues to be firmer, And we see that as well.

Our GAAP earnings per share in the March quarter should range from 0 to 3 cents per share. If you include intangible amortization and restructuring costs that are estimated at 4 cents per share, then that would give you an earnings per share before significant items of 4 to 7 cents. Our gross margins are anticipated to remain relatively flat with the first-quarter before improving in the last half of the year. Let me spend just a minute on that.

With the mix of product groups that we have and the margins on those various product groups, with higher sales coming through, particularly in the Base Station Subsystems group, and having Network Solutions as a lower percentage of the overall sales mix, we expect that to continue to hold margins into the mid 20s. In addition, with some of the startup costs being spread now into the third-quarter, given the requirement being placed on it by some of our customers for demand, we just believe that that is reasonable guidance.

We anticipate a normalized tax rate over the year of 35 percent, and we still expect common shares for the balance of the year to be in the 159 to 160 million range. With that, I would now like to turn it back over to Ralph to field your questions.

Ralph Faison - Andrew Corporation - President, CEO, Director

Thank you, Marty. And operator, we’ll take the first question.

QUESTIONS  AND  ANSWERS

Operator

(OPERATOR INSTRUCTIONS) Michael Walkley with RBC Capital Markets.

Michael Walkley - RBC Capital - Analyst

Ralph, maybe we can start with your integrated radio product. I think you mentioned last call you were in three field trials including Samsung. Can you give us an update on how that product is going and if there’s any more trials to speak of?

Ralph Faison - Andrew Corporation - President, CEO, Director

It continues in trials and/or in qualification with some key OEMs and it continues to go well noted particularly by that platform’s acceptance in the Samsung case.

Michael Walkley - RBC Capital - Analyst

Great. And maybe just in the overall pricing environment out there, can you give us an update on pricing and maybe in your first-quarter guidance that’s nice and strong here. Is there any particular productline or region of the world that’s more robust than others in terms of your backlog?

Ralph Faison - Andrew Corporation - President, CEO, Director

No, in general, as I mentioned in my comments, in general we’re seeing — I’ll be cautious with this statement — but a moderation of price pressure. Obviously there’s a lot of demand out there, and too, with some of our new products designed, particularly in the base station products arena where we’re driving very high levels of efficiency, significantly better than the competitive market, and also with integrated radio products we see less — slightly less pressure on the price side.

Michael Walkley - RBC Capital - Analyst

Okay, great. And then overall product mix for the March quarter. Any areas or regions of the world that seem stronger than expected in your backlog or just this general strength?

Ralph Faison - Andrew Corporation - President, CEO, Director

As I mentioned before, the geographic comments were quite easy this time. We see lift in volume across all geographies and across most all product areas. So, if that trend continues during Q2 we’ll be quite happy.

Michael Walkley - RBC Capital - Analyst

Okay, great. And maybe one quick question for Marty. Can you just give us a quick update on the SAP roll out at the Allen locations?

Marty Kittrell - Andrew Corporation - CFO

It’s going according to schedule. As you know, we have a fairly intensive effort underway. We’re trying to get SAP into five or six key Allen locations by the end of our June quarter. And right now our global information systems folks tell us that it is on track. Now it still needs an awful lot of work over the next six months, but right now it’s on schedule.

Michael Walkley - RBC Capital - Analyst

Great. I’ll pass it on. Congratulations on the strong quarter.

Ralph Faison - Andrew Corporation - President, CEO, Director

Thank you very much.

Operator

Arunda Bassu (ph) from Morgan Stanley.

Arunda Bassu - Morgan Stanley - Analyst

Marty, I wondered if you could give us some definition or color around a couple balance sheet comments. One, you said the quality of receivables improved, could you define that a little bit? And secondly, on the inventory issue, is there — because of a factory startup have you been building some inventory because of that or — what kind of plans are there to manage that inventory level?

Marty Kittrell - Andrew Corporation - CFO

Two or three points I would make, Arunda, when I say the quality is better, when we go through our analysis of potential bad debt and things like that and look at geographies of the world where we always have to monitor receivables carefully, our qualitative review would say that the overall quality is probably better than it has been with places like China coming down in terms of DSOs. But the mix of DSOs driven by higher sales to some customers that carry longer-terms that can shift the mix some just caused it to spike up to three days. So overall we’re very happy with the receivable performance.

Inventories, there is some bubble in inventories right now, Arunda, because of the duplicative product lines and/or facilities, it’s hard to quantify how much that is but there is some safety buffer, some bubble. And also Ralph has made it very clear, the business units that we want to capture this incremental demand that we’re getting right now. And he’s given them the greenlight to be prepared for this uptick in volume. So we are trying to be positioned to capture all of the upside that we can capture, and hopefully this upturn in business will give us a chance to demonstrate our ability to capture that upside over the coming quarters.

Finally, I would say that currency also caused our balances to come in a little bit higher. A lot of our inventories are in foreign currencies. A lot are denominated euros, and euros translate back into higher dollars given the euro/dollar relationships over the last few months. So when you look on the statement of cash flows you’ll notice that exchange rates had about a $10 million affect on our cash balance. It also had an equivalent affect on some of our inventories and other balances in the balance sheet as well.

Arunda Bassu - Morgan Stanley - Analyst

Okay. Thanks a lot on that one. On the cable TV market, Ralph, I wanted to get some idea of distribution momentum you’ve been able to garner so far, and the nature of conversations that you’ve had with the MSOs in terms of pricing and CAPEX dynamics.

Ralph Faison - Andrew Corporation - President, CEO, Director

We’re making nice progress there. It takes some time to go to a totally new market for us. But now with a full stream product offer end-to-end solution, which Andrew’s strategy is consistent on with both our investments I mentioned earlier on the comments, we have a full stream. Cable connectors and accessories associated with full deployment in broadband. So we’re looking forward to some momentum there. Sales channels and qualification channels take some time there but we are seeing nice progress.

Arunda Bassu - Morgan Stanley - Analyst

Okay, and then from the incumbents in that market, have the cable manufacturers gotten more aggressive on the wireless side in response?

Ralph Faison - Andrew Corporation - President, CEO, Director

We have not seen anything like that, no.

Arunda Bassu - Morgan Stanley - Analyst

Okay, and — well, actually I’ll leave it at that. Thank you very much.

Operator

Rich Valera from Needham & Co.

Rich Valera - Needham & Co. - Analyst

Marty, due to the delay — it looks like you had a little delay with respect to when you had your manufacturing transitions to happen. Does the timing of when you expect to get the 10 to 14 percent op margins change at all?

Marty Kittrell - Andrew Corporation - CFO

No, our target is still the 10 to 14 percent. Conceptually then you would see a little steeper ramp in the last half of this year. But we are absolutely committed to that operating model and have no reason to believe that we can’t get there.

Rich Valera - Needham & Co. - Analyst

And that’s still by early next fiscal year?

Marty Kittrell - Andrew Corporation - CFO

Well, the 10 to 14 percent would be our target range for ‘05. And when you look at the various components of that, you’ll see that just based on the operating leverage we had in the first quarter, we’re already at our R&D target, and we’re actually pretty close to our SG&A target based on the revenues we had in the first quarter. The area that obviously is going to take a little more work, and that’s because it’s a mix, as well as the things that are within our control, is the gross profit margin.  But as I said, we believe that we would get there just having a little steeper ramp in the last half of this fiscal year.

Rich Valera - Needham & Co. - Analyst

That’s helpful. And with respect to AT&T, is it fair to assume that the large majority of your business with them is still geolocation, or is there much other stuff you sell for them?

Ralph Faison - Andrew Corporation - President, CEO, Director

Yes, the largest portion is geolocation.

Marty Kittrell - Andrew Corporation - CFO

But we sell AT&T wireless, a broad range of products just like we do to most of the major operators.

Ralph Faison - Andrew Corporation - President, CEO, Director

They’ve been a customer of Andrew for as long as they’ve been. So —.

Rich Valera - Needham & Co. - Analyst

Great. And I know this is a tough one to answer, but I’m sure you’re well aware of the talk about Cingular potentially making a bid for AT&T. Have you guys sort of thought through the implications from a geolocation standpoint there, whether you think there’d be sort of a potential supplier situation or how that might pan out?

Ralph Faison - Andrew Corporation - President, CEO, Director

Certainly, as your first comment made, certainly no way to definitively tell. But, what I would say is these systems from a technology perspective are quite sticky. So existing deployments and future deployments of an existing network, switching would be very difficult.

Rich Valera - Needham & Co. - Analyst

Great. Thank you, that’s all.

Operator

Sam May from Piper Jaffray.

Sam May - Piper Jaffray - Analyst

Ralph, just a quick follow-up to Rich last one there on the geolocation, is there much of an opportunity in a merger for a pause in any further deployments of geolocation, or is the geolocation product pretty much out there?

Ralph Faison - Andrew Corporation - President, CEO, Director

Again, hard to really tell. But for the most part geolocation is really driven by the regulatory requirements and responsiveness to local e911 services when they demand an operator to deploy. So I don’t anticipate much of a pause there that others have talked about in terms of just normal infrastructure deployment, may pause due to just getting the two companies together. But on the geo side I would think there would be somewhat less of a pause given the regulatory rollout requirements.

Sam May - Piper Jaffray - Analyst

But there could be some opportunity for a pause there as the two networks are figuring out how they were going to merge?

Ralph Faison - Andrew Corporation - President, CEO, Director

On geo specifically or on product?

Sam May - Piper Jaffray - Analyst

On geo specifically.

Ralph Faison - Andrew Corporation - President, CEO, Director

Again, I don’t anticipate much of a pause there given the regulatory requirements. They are serviced by region, and they have to roll it out by region.

Sam May - Piper Jaffray - Analyst

Okay, good. You mentioned your Q1 declined less than normal. If you take the midpoint of your — I’m sorry, Q2 — of your March guidance, it looks like an 11 percent decline. What’s — in your mind, what’s been historically normal on a pro forma basis?

Ralph Faison - Andrew Corporation - President, CEO, Director

If you look back over the last four or five years, we’ve had at least two years out of the last five years where the decline was 20 percent or more. One of the five years business was actually up in the March quarter compared to the December quarter. It’s been all over the map, but for the most part if this had been a year ago we would’ve probably been anticipating that 15 to 20 percent decline. And we have a chance at it being much better than that.

Sam May - Piper Jaffray - Analyst

Do you see overall infrastructure spending for ‘04 being up 5 to 10 percent over ‘03?

Ralph Faison - Andrew Corporation - President, CEO, Director

Well, that’s a hard one to answer. You guys are better at that than us. But certainly the general conversation in the industry, most people are optimistic there will be some increase. I guess I would look at kind of some of the consensus from my perspective around the 4 to 5 percent range.

Sam May - Piper Jaffray - Analyst

And you feel comfortable with that?

Ralph Faison - Andrew Corporation - President, CEO, Director

Yes.

Marty Kittrell - Andrew Corporation - CFO

Going back to Ralph had said in his comments, Sam, whatever the industry does, and most sell side analysts have now raised their overall industry forecast to be in the mid single digits for ‘04, for those three reasons Ralph enumerated we would anticipate doing better than the industry.

Sam May - Piper Jaffray - Analyst

Great. Final question, acquisitions, anything that you need to do during calendar ‘04 to further round out products set? Thank you.

Ralph Faison - Andrew Corporation - President, CEO, Director

No, we’ll always be looking for opportunities as Andrew always has in terms of building out productlines, expanding channels, and as opportunities come up we’ll review those.

Marty Kittrell - Andrew Corporation - CFO

We were very active during the first quarter. Frankly, we had a very busy quarter acquiring two companies, making an investment in a third. And frankly, we view getting this relationship with TruePosition on a better footing as a corporate development opportunity as well. So we really had a busy first quarter. Most of those deals were smaller. But we have a lot in the pipeline that we’re kicking the tires on and figuring out what to do with.

Sam May - Piper Jaffray - Analyst

Thank you.

Operator

Mark Jordan from A.G. Edwards.

Mark Jordan - A.G. Edwards - Analyst

Relative to your fiscal ‘05 guidance for margins, looking at achieving those goals at gross margin, how much do you need to, from an improved pricing environment, to achieve that range and how much is just through the implementation of the cost-cutting programs?

Ralph Faison - Andrew Corporation - President, CEO, Director

Not expecting improved pricing environment. In fact, in our thoughts we expect kind of a continued price pressure within those. Virtually all of the improvement there comes from the specific work we’re doing both in our restructuring, the $47 million, and our integration, the $52 million for $100 million out of the model.

Mark Jordan - A.G. Edwards - Analyst

You noted that the Network Solutions group was seasonably weaker or grew less than the overall total. The dominant product there, I believe, is geolocation. With AT&T, is the geolocation business you’re doing maturing, and should we assume that that will continue to be a lesser percentage in the out quarters?

Ralph Faison - Andrew Corporation - President, CEO, Director

Yes, I think that that’s a correct statement. You’ve probably seen — in terms of deployment we’re probably close to the — in terms of contracting, close to the halfway mark of deploying the initial network for AT&T. So I think you’re probably seeing the right trend there in your comments.

Mark Jordan - A.G. Edwards - Analyst

Okay. One final question. As you entered into the Allen transaction did you assume the resolution that we were made aware of today?

Ralph Faison - Andrew Corporation - President, CEO, Director

We certainly assumed resolution with TruePosition, yes.

Mark Jordan - A.G. Edwards - Analyst

Thank you.

Operator

Brian Modoff from Deutsche Bank.

Brian Modoff - Deutsche Bank - Analyst

A couple questions for you. One, if you’re looking at your gross margins for the fiscal ‘04, where would you kind of target their range to be for the year, where do you think they’ll end up being?

Ralph Faison - Andrew Corporation - President, CEO, Director

Certainly guiding upwards, as Marty pointed out in terms of a ramp to our ‘05 target, that doesn’t mean that January, ‘05 they’re right at the 28 to 30 range. It means that during the period of

‘05 we’ll be at 28 to 30. So we’ll be guiding up with the cost savings that we talked about coming in in Q3 and Q4, primarily driven by a restructuring and integration savings.

Brian Modoff - Deutsche Bank - Analyst

Can you give us an update of WCDMA? What are you seeing in terms of WCDMA activity, particularly in Europe?

Ralph Faison - Andrew Corporation - President, CEO, Director

Continued nice trend there in terms of operators making a strong commitment to rollout of a UMTS platform.

Brian Modoff - Deutsche Bank - Analyst

Okay. Can you guys talk about your position with regard to WCDMA? Obviously we know about amplifiers and such, but — seeing any demand for boost (ph) products or repeaters or anything like that?

Ralph Faison - Andrew Corporation - President, CEO, Director

Across the board in our products we’re seeing, as I mentioned before, regionally we’re seeing lift across the board both in last quarter and the current Q1 quarter that we just reported on, so both in fourth-quarter and Q1 we saw lift across all regions. Now in each major region there are different reasons for that. Europe being driven by UMTS and capacity enhancements and on the UMTS front that goes across the productline. Cable, antennas, repeater products as well as some of the Base Station Subsystems and cabin products.

Brian Modoff - Deutsche Bank - Analyst

Okay, thanks.

Operator

Larry Harris from Oppenheimer.

Lawrence Harris - Oppenheimer & Co. - Analyst

Congratulations on the results for the quarter. With respect to capital expenditures for this year, it came in at just under $20 million for the first quarter. What type of level — you might see in 2004 and could it come down in 2005?

Marty Kittrell - Andrew Corporation - CFO

We’ve given guidance a couple of times, Larry, that we anticipate depreciation for the year being just over $60 million and that CAPEX would be about 80 percent of that. We still stand by that. Now it was front loaded into the first quarter predominately because that included the acquisition cost and the construction cost of these two new facilities. So I think you’ll see it moderate rather dramatically over the balance of the year. What was the other question?

Lawrence Harris - Oppenheimer & Co. - Analyst

Should we see CAPEX come down in 2005?

Marty Kittrell - Andrew Corporation - CFO

We really haven’t started planning 2005, but what I would say right now on our radar screen is that we would have no reason to believe that it would exceed our depreciation balance. It’s just a matter of how much below our depreciation balance it would be.

Lawrence Harris - Oppenheimer & Co. - Analyst

I see. Okay. And the other item, and you discussed the fact that there is such a demand for product that the restructuring activity is taking longer than anticipated. As I recall there was some discussion of about 17 million in cost savings in fiscal 2004, and I know you today reaffirmed your cost savings for FY 2005 and the gross and operating margin targets. You think we might see something less than the 17 million in cost savings in 2004 because of the time factor?

Ralph Faison - Andrew Corporation - President, CEO, Director

No, I don’t think so. Larry, this is a very specific case where we’re making conscious decisions on certain key products where demand spikes have come about. Read spike as obviously higher demand than we anticipated, therefore a conscious delay of movement so that we don’t miss any upside market opportunity. So in that decision case of course we take a little bit of a margin hit because we’re not in the newer, less costly facility, but we want to be sure that we maintain and/or grow share and certainly capture this market upside with key customers. I feel like that’s the best long-term strategy in making sure we serve customers appropriately. But as we start to catch that demand spike then movement to those facilities will flow in, and cost savings we targeted will be achieved.

Lawrence Harris - Oppenheimer & Co. - Analyst

Great. All right, well, thank you.

Operator

John Bucher from Harris Nesbitt.

John Bucher - Harris Nesbitt - Analyst

A couple questions on the antenna and Base Station Subsystem business. With Verizon Wireless’ planned EVDO deployment, I’m guessing that a fairly significant portion of that is going to have to be done in the 1900 MHz section. Do you think there’s opportunity for you all there in the antenna and subsystem business? And if so, can you sort of characterize how you all are positioned there?

Ralph Faison - Andrew Corporation - President, CEO, Director

Yes, in general we think there’ll be both in cabinet and outside plant opportunities with the EVDO rollout, driving both, one, the data aspect associated with EVDO, but it will also be in increased need for capacity.

John Bucher - Harris Nesbitt - Analyst

How are you all positioned on the data aspect out of it?

Ralph Faison - Andrew Corporation - President, CEO, Director

Nicely. Our products are somewhat ambivalent to data or voice. It’s bits.

John Bucher - Harris Nesbitt - Analyst

Okay, so there’s no specific data network elements there, it’s just in general the — do you think that you’re one of a handful of major antenna suppliers and subsystem suppliers that they’re going to be looking to there, or could you just sort of characterize — quantify the opportunity?

Ralph Faison - Andrew Corporation - President, CEO, Director

Yes, we’re the second-largest base station antenna manufacturer in the world, so we’re one of a handful there. One, two or three type players there. On the amplifier front, first or second position there in North America, so certainly well-positioned there. We’re well-positioned with any of the key OEMs that would win portion of Nortel’s business for both in cabinet and outside capabilities. And of course, Verizon has been a customer of ours for as long as Verizon has been in the wireless business as well.

John Bucher - Harris Nesbitt - Analyst

My next question is a little bit more general. And now that the wireless network operators, some of the base stations have been out there now for 10 and 15 years, even more in some cases; I’m wondering if you are starting to see any component of demand as part of their maintenance CAPEX for antenna replacement, and how you would recommend that the analysts model average life of an antenna assembly that is exposed to the elements? With them having to do a fair number of tower climbs now, I’m just wondering whether we should expect some of the carriers to actually replace existing antenna assemblies?

Ralph Faison - Andrew Corporation - President, CEO, Director

Now you’re getting into an area that I’m afraid we haven’t spent much time thinking about. Generally, we see technology replacements driving replacement of components far before the useful life or meantime to failure factors come in, so we really don’t think of the market much in terms of something wearing out. Maybe we shouldn’t design them so well. Cable antenna, everything, it lasts longer than its technologically useful life so far.

John Bucher - Harris Nesbitt - Analyst

Thank you very much.

Operator

Shawn Slayton from Ferris, Baker Watts. Okay, we’ll move on to our next question. Voitek Ustela (ph) with Stearns.

Voitek Ustela - Stearns - Analyst

Just a couple clarifying questions first maybe for Marty, and then I have a follow-up. On the currency exchange, you mentioned obviously there was some impact on the inventory. What about revenues, any sense if you were to take apples-to-apples and any kind of other items where you were either benefited or impacted by the currency margins revenues?

Marty Kittrell - Andrew Corporation - CFO

Yes, there were two areas where we had impacts in the quarter. They had the effect of pretty much canceling each other out. In terms of revenues and gross margins, revenues probably benefited to the tune of 3 or 4 percent during the quarter. And obviously, margins reflected a corresponding portion of that, let’s say between 1 and 2 percent. We gave some of that back on the other income and expense line where we did have some specific exchange transactional losses during the quarter, where we had dollar or Chinese currency instruments where they had to come up with more Chinese currency in order to pay off Euro intercompany loans. So without going into too much detail, it did benefit the top line 3 to 4 percent. It wasn’t much of a bottom line effect for the quarter.

Voitek Ustela - Stearns - Analyst

And in terms of the settlement that you just announced, the cash impact from that settlement, was that already recognized some of that last quarter, or is this going to be this quarter event?

Marty Kittrell - Andrew Corporation - CFO

Actually, you won’t see it flow through the income statement. As we indicated in the press release, we will be accounting for that as an increase in the liabilities assumed in the acquisition of Allen. So for all intents and purposes, you’re going to be looking at a debit to goodwill and a credit to cash.

Voitek Ustela - Stearns - Analyst

Okay, so from a balance sheet or a cash-flow perspective, is there actual outflow there or — I’m sorry, can you clarify that?

Marty Kittrell - Andrew Corporation - CFO

Cash will be going out, but all it does is increase goodwill or it may refine our valuation on the intangible assets that we are currently amortizing. So for all intents and purposes, cash will leave but there won’t be a P&L effect.

Voitek Ustela - Stearns - Analyst

Okay, but that’s this quarter. It’s at this quarter.

Marty Kittrell - Andrew Corporation - CFO

Yes, that’s right.

Voitek Ustela - Stearns - Analyst

And then Ralph, just kind of I’m curious, two issues. One is someone asked us earlier the question about the mergers consolidation. Typically, the carriers (indiscernible) there’s something going on, at least in the past when I followed — looking at different carriers. You start seeing them experiencing a little bit of a pause as everybody’s trying to kind of position and say, hey, I’m going to hold on spending and see what happens. Have you seen in the U.S. any kind of hesitation from the carriers because of the mergers, or your sense is they pretty much, hey, I got coverage to build out and am still going ahead? Have you seen any type of mergers or consolidation related pause?

Ralph Faison - Andrew Corporation - President, CEO, Director

We haven’t seen anything yet that we could point to and say this is the cause of merger consolidation. So haven’t seen anything yet. I am of the belief that when two companies merge people do get distracted, so there could be some interim pause. But, as you point out, there’s so much pressure, particularly with Verizon leading the charge on the EVDO, for others to bring up both the capacity, quality and functionality of their network, we’re hopeful that there will be a less than perhaps historically expected affect of some of this merger activity.

Voitek Ustela - Stearns - Analyst

And then on a geographic basis, if you sort — versus obviously you guys have done a great job on your revenues last quarter and you sound pretty optimistic on this quarter, if you were to point — there are some regions who are good and some regions are really good, what would be geographically where you see right now the biggest strength if you were to kind of from the stronger to the strong — kind of characterize that?

Ralph Faison - Andrew Corporation - President, CEO, Director

Voitek, that’s a hard one to specifically say. A lot of factors depend. So for instance as we think about China, the issuance of two licenses is certainly an inflection point in spend in that market and when that takes place is the factor. So it’s not an ‘if’ there’s a good bit of spending in China, it’s a ‘when’, so it’s hard to determine and time that specifically by quarter or fiscal year.

Europe seems probably a reason for nice steady growth with UMTS rollouts and declared operators doing that, and then of course North America we’re pretty optimistic just given the fundamental signals. One was wireless affordability which seems to have spiked a lot of interest in operators upgrading their network. And two, I mentioned before but I really do like the fact that Verizon has made the bold pledge to really upgrade the data capacity of network. We think that’s a significant competitive differential, a full 3G network compared to a 2 or 2.5G network. So across the board there’s reasons for solid growth in each region, there are timing differences or factors that would drive the timing that’s hard to quantify to drive a specific.

Voitek Ustela - Stearns - Analyst

And then final question. There was some (indiscernible) talk about some local Chinese players emerging a little bit more aggressive. How do you see competitive landscape in China right now? How is it changing?

Ralph Faison - Andrew Corporation - President, CEO, Director

It’s a very competitive market. Local, as you point out, local players are entering. The cost of capital apparently is quite different in China, so some of the traditional metrics we would think about in terms of barriers to entry aren’t as severe in China with new entrants on the local front. We continue to drive that way as well to become more localized in China. We have for many years been large players in China on the wireless infrastructure side both manufacturing, distribution. We’re now continuing to roll more value add activities there with engineering, R&D, we have R&D for some our passive products and now doing large investments in terms of moving R&D for our active products there as well.

Marty Kittrell - Andrew Corporation - CFO

And we have a major footprint in China. We have over 1000 people there. Ralph spent a week and a half there before holidays, and we want to be positioned for that next big upswing in spending in China, and we think that we’re going to be one of the major players benefiting from that big upswing when and if it happens.

Voitek Ustela - Stearns - Analyst

Great. Thank you very much.

Operator

(OPERATOR INSTRUCTIONS) Shawn Slayton from Ferris, Baker Watts.

Shawn Slayton - Ferris, Baker Watts - Analyst

I apologize if you spoke to this while I was off-line, can you provide some more detail on the selling dynamic that’s created from your litigation settlement, geometrics and TruePosition, and speak to incremental opportunities going forward in that business segment? I guess I’m trying to understand the relationship, the deal you guys cut and how you’re going to sell geometrics going forward.

Ralph Faison - Andrew Corporation - President, CEO, Director

I guess we’ll just point you to the press release in terms of what the specific items are and where we are. The only other that we really talked about in forward cooperation there is the opportunity for us to do some key manufacturing in cooperation with TruePosition.

Marty Kittrell - Andrew Corporation - CFO

Basically we now have unrestricted ability to sell to folks. All this really did, Shawn, was remove some overhead that we’ve had to contend with since the Allen acquisition. With it out of the way, we basically can go after the marketplace however we want to go after the marketplace and not worry about someone not liking our intellectual property position.

Shawn Slayton - Ferris, Baker Watts - Analyst

Maybe to the Chinese question, can you discuss the trends in the cable business in a little more detail — pricing and also can you characterize your share at a minimum — the trends in your share in that cable business worldwide over maybe the last 12 months?

Ralph Faison - Andrew Corporation - President, CEO, Director

Let’s start first with the pricing environment. It is competitive, but as you saw in terms of our report of last year, last fiscal year, it was the lowest price erosion year in five years, about 9 percent. So therefore we’ve made statements like price pressure moderating. China specifically is certainly a competitive market, new entrants, but recall we manufacture in China, probably have the largest cable manufacturing capability in China both from the broadband cable capabilities all the way up through RF telephony side, the wireless telephony side. And our cost position we believe is superior to any else. So in terms of pricing we intend to continue to be quite aggressive, not leading price but certainly following where the price may go so that we can continue to maintain a strong share.

Shawn Slayton - Ferris, Baker Watts - Analyst

So you’d say it’s scale or your technology superiority from a manufacturing perspective or all of the above?

Ralph Faison - Andrew Corporation - President, CEO, Director

I would say all of the above. We buy the raw materials like copper, key components to cable manufacturing on a global basis, probably have the largest in terms of cable manufacture, the largest purchase scale there. Certainly from a — the secret sauce to us and the — particularly on the wireless side is our ability to process R&D, our ability to produce high-performance cable very, very rapidly at the lowest possible cost both from a breaks down the speed of line basis and we had that process duplicated throughout six manufacturing facilities throughout the world.

Shawn Slayton - Ferris, Baker Watts - Analyst

Thanks very much.

Operator

Arunda Bassu with Morgan Stanley.

Arunda Bassu - Morgan Stanley - Analyst

Ralph, I don’t think you had answered this question earlier, but refresh my memory if you did. The shipping of power amplifier radio product, is that in volume now?

Ralph Faison - Andrew Corporation - President, CEO, Director

I wouldn’t call it in volume. We have shipped quite a few products for field trials. The only customer that we’ve announced is obviously Samsung, so for Samsung field trials. But remember, this is their next generation base station. As soon as they are deploying their next generation base station we will see volume on that product. We are the vendor for that product.

Arunda Bassu - Morgan Stanley - Analyst

Okay. And do you know if that’s a product for domestic deployment, or if they’re attempting to export that product?

Ralph Faison - Andrew Corporation - President, CEO, Director

It is global deployment.

Arunda Bassu - Morgan Stanley - Analyst

Okay. And what’s next in terms of integrated products? What’s on your drawing board now?

Ralph Faison - Andrew Corporation - President, CEO, Director

Certainly we think that the clearly untapped market of integrated amplifier radio for a couple of reasons — performance number one; two, cost, we can certainly by integrating those products drive a significant amount of material cost out on the combined product. So we think there are still plenty of seeds to sow there. The next Phase would be looking at full RF head, so we’ll bring in the filtering factors associated, so amplifier radio filter factors, and that would accommodate a large, large percentage of the base station cost.

Arunda Bassu - Morgan Stanley - Analyst

Thank you very much.

Operator

Gentlemen, we’re showing that we have no further questions at this time.

Scott Malchow - Andrew Corporation - Investor Relations

Thank you, operator, and thank you all for joining us. I’ll just mention, we continue to be encouraged by the overall trends in the industry and we’re hopeful these will continue for quite some time and we look forward to updating you on our progress at the second-quarter call. Thanks a lot for your attendance.

Operator

Thank you, ladies and gentlemen. That does conclude today’s teleconference. Thank you for participating. You may now disconnect.

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